Exhibit 99.1

Clarus Reports Record Third Quarter 2021 Results

- Sales in the Third Quarter of 2021 Increased 69% Year-Over-Year to a Record $109.0 Million -

- Upwardly Revised Financial Outlook Expects 2021 Sales and Adjusted EBITDA to Grow
Approximately 62% and 155% Year-over-Year to $362.5 Million and $57 Million, Respectively -

- Successfully Completed Public Offering of 2.75 Million Shares Plus 0.4 Million Overallotment
Option For Gross Proceeds of $85.4 Million -

SALT LAKE CITY, Utah – November 8, 2021 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights vs. Same Year-Ago Quarter

•	Sales increased 69% to a record $109.0 million.

•	Gross margin improved 240 basis points to 36.0%; adjusted gross margin up 520 basis points to 38.8%.

•	Net income increased to $4.5 million, or $0.13 per diluted share, compared to net income of $1.2 million, or $0.04 per diluted share.

•	Adjusted net income before non-cash items increased 97% to $18.1 million, or $0.50 per diluted share, compared to $9.2 million, or $0.30 per diluted share.

•	Adjusted EBITDA more than doubled to a record $19.2 million, an Adjusted EBITDA margin of 17.7%, compared to $9.1 million, an Adjusted EBITDA margin of 14.1%.

Public Offering

On October 29, 2021, the Company closed its public offering of 2.75 million shares of the Company’s common stock at a price to the public of $27.00 per share, providing gross proceeds of $74.3 million. In addition, on November 2, 2021, the Company closed the option exercise by the underwriters in the offering to purchase an additional 412,500 shares of the Company common stock on the same terms and conditions. With the addition of the full exercise of the underwriters’ option to purchase additional shares, the total number of shares sold by Clarus in the offering increased to 3,162,500 shares, and the gross proceeds before underwriting fees and estimated offering expenses were approximately $85.4 million.

The Company intends to use a portion of the net proceeds of the offering for the repayment in full of approximately $65.0 million in aggregate principal amount under its revolving loan facility. This will provide remaining pro forma net debt leverage of less than 2.0x. The remaining portion of the net proceeds from the offering for general corporate purposes, including capital expenditures and potential acquisitions.

Management Commentary

“As previously announced in our third quarter preliminary results, we’ve seen continued strong growth among our portfolio of well-diversified ‘Super Fan’ brands,” said Clarus President John Walbrecht. “For the second consecutive quarter, we reported record sales and Adjusted EBITDA with significant gross margin expansion. These results reflect the continued execution of our ‘Innovate and Accelerate’ strategy, underpinned by our focus on strong supplier partnerships and operational excellence.

“Our Black Diamond, Sierra, and Rhino-Rack segments all continue to benefit from the increase in the number of new and existing consumers spending more time outdoors – a trend we’ve termed ‘outdoorism.’ It is in the outdoors where our brands are uniquely positioned to deliver an enhanced consumer experience. Bookings remain strong and our team has done a tremendous job fulfilling orders and staying aligned with our retail and vendor partners despite the supply chain headwinds we have mitigated. This, along with our ease of doing business mentality, we continue to reap market share gains across all of our leading categories.”

Third Quarter 2021 Financial Results

Sales in the third quarter increased 69% to a record $109.0 million compared to $64.5 million in the same year-ago quarter. The increase includes revenue contribution of approximately $13.2 million from Barnes, an acquisition Clarus completed on October 2, 2020, and $19.6 million from Rhino-Rack, an acquisition completed on July 1, 2021. Third quarter sales increased 18% on a pro forma basis compared to the same year-ago quarter.

Black Diamond sales were up 20% and Sierra sales were up 100%, or 13% excluding Barnes. The increase across both segments is attributed to continued strong consumer demand. On a constant currency basis, total sales increased 67% compared to the same year-ago quarter.

Gross margin in the third quarter improved 240 basis points to 36.0% compared to 33.6% in the year-ago quarter due mostly to improvements in channel and product mix. Excluding a fair value inventory step-up associated with the Rhino-Rack acquisition, adjusted gross margin in the third quarter increased 520 basis points to 38.8%.

Selling, general and administrative expenses in the third quarter were $31.3 million compared to $18.7 million in the same year-ago quarter, primarily due to the significant increase in sales and the inclusion of Rhino-Rack, which contributed $7.7 million, and Barnes, which contributed $1.7 million. The remaining increase was attributable to the Company’s investments in the brand related activities of sales, direct-to-consumer, marketing, and warehousing and logistics, focused on supporting its strategic initiatives around expanding distribution, elevating brand awareness and being easier to do business with. The increase was partially offset by a decrease of stock compensation of $1.1 million during the three months ended September 30, 2021 compared to the prior year.

Net income in the third quarter improved to $4.5 million, or $0.13 per diluted share, compared to net income of $1.2 million or $0.04 per diluted share, in the same year-ago quarter.

Adjusted net income in the third quarter, which excludes non-cash items and transaction costs, increased 97% to $18.1 million, or $0.50 per diluted share, compared to an adjusted net income of $9.2 million, or $0.30 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the third quarter increased to a record $19.2 million, or an Adjusted EBITDA margin of 17.7%, compared to $9.1 million, or an Adjusted EBITDA margin of 14.1%, in the same year-ago quarter.

Net cash provided by operating activities for the three months ended September 30, 2021 was $(17.5) million compared to $6.6 million in the prior year. Capital expenditures in the third quarter were $2.4 million compared to $1.6 million in the same year-ago quarter. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the quarter ended September 30, 2021 was $(19.8) million compared to $5.0 million in the same year-ago period. The decline reflects proactive inventory increases to mitigate supply chain constraints and transaction expenses related to Rhino-Rack.

Liquidity at September 30, 2021 vs. December 31, 2020

•	Cash and cash equivalents totaled $10.2 million compared to $17.8 million.

•	Total debt of $190.0 million compared to $34.6 million.

•	Remaining access to $34.6 million on the Company’s revolving line of credit.

•	Net debt leverage ratio 2.7x compared to 0.6x at the end of 2020.

Increased 2021 Outlook

As revised in the Company’s preliminary third quarter 2021 results, Clarus anticipates fiscal year 2021 sales to grow approximately 62% to $362.5 million ($350 million prior) compared to 2020. By brand, the Company expects sales for Black Diamond to increase 27% to $217.5 million ($215 million prior) and Sierra and Barnes combined to increase 99% to $105 million ($95 million prior) compared to 2020. The Company continues to expect sales for Rhino-Rack to be $40 million for the second half of 2021.

The Company expects adjusted EBITDA in 2021 to increase approximately 155% to $57 million ($52 million prior) compared to 2020. Included in this assumption is the continued expectation for Rhino-Rack to contribute approximately $6 million in adjusted EBITDA for the second half of 2021. Capital expenditures are expected to be approximately $8.5 million in 2021.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $120 million. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2021 results.

Date: Monday, November 8, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 3876067

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through November 22, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 3876067

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.goclimbon.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets and ammunition, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; ongoing disruptions and delays in the shipping and transportation of our products due to port congestion, container ship availability and/or other logistical challenges; our ability to utilize our net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; the Company’s ability to maintain a quarterly dividend; and any material differences in the actual financial results of the Rhino-Rack acquisition as compared with expectations, including the impact of the acquisition on the Company’s future earnings per share. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Executive Vice President and Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash	$10,170	$17,789
Accounts receivable, less allowance for credit losses and doubtful accounts of $709 and $1,433, respectively	68,045	50,475
Inventories	118,706	68,356
Prepaid and other current assets	13,478	5,385
Income tax receivable	285	117
Total current assets	210,684	142,122

Property and equipment, net	32,444	26,956
Other intangible assets, net	62,672	19,416
Indefinite-lived intangible assets	116,997	47,523
Goodwill	108,174	26,715
Deferred income taxes	17,156	11,113
Other long-term assets	23,616	6,846
Total assets	$571,743	$280,691

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$54,389	$34,665
Income tax payable	4,250	956
Current portion of long-term debt	8,990	4,000
Total current liabilities	67,629	39,621

Long-term debt	181,042	30,621
Deferred income taxes	35,025	1,227
Other long-term liabilities	19,450	4,628
Total liabilities	303,146	76,097

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized;
37,811 and 35,198 issued and 33,800 and 31,228 outstanding, respectively	4	4
Additional paid in capital	577,378	513,979
Accumulated deficit	(276,463)	(286,100)
Treasury stock, at cost	(24,440)	(23,789)
Accumulated other comprehensive (loss) income	(7,882)	500
Total stockholders' equity	268,597	204,594
Total liabilities and stockholders' equity	$571,743	$280,691

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2021	September 30, 2020
Sales
Domestic sales	$61,259	$34,686
International sales	47,712	29,805
Total sales	108,971	64,491

Cost of goods sold	69,792	42,822
Gross profit	39,179	21,669

Operating expenses
Selling, general and administrative	31,314	18,674
Transaction costs	8,147	1,440

Total operating expenses	39,461	20,114

Operating (loss) income	(282)	1,555

Other (expense) income
Interest expense, net	(1,476)	(232)
Other, net	338	449

Total other (expense) income, net	(1,138)	217

(Loss) income before income tax	(1,420)	1,772
Income tax (benefit) expense	(5,950)	589
Net income	$4,530	$1,183

Net income per share:
Basic	$0.13	$0.04
Diluted	0.13	0.04

Weighted average shares outstanding:
Basic	33,800	29,983
Diluted	36,164	30,986

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Sales
Domestic sales	$160,708	$83,493
International sales	96,903	64,567
Total sales	257,611	148,060

Cost of goods sold	163,361	97,243
Gross profit	94,250	50,817

Operating expenses
Selling, general and administrative	72,903	50,537
Transaction costs	9,272	1,870

Total operating expenses	82,175	52,407

Operating income (loss)	12,075	(1,590)

Other expense
Interest expense, net	(1,926)	(800)
Other, net	(4,263)	324

Total other expense, net	(6,189)	(476)

Income (loss) before income tax	5,886	(2,066)
Income tax benefit	(6,161)	(542)
Net income (loss)	$12,047	$(1,524)

Net income (loss) per share:
Basic	$0.37	$(0.05)
Diluted	0.35	(0.05)

Weighted average shares outstanding:
Basic	32,159	29,854
Diluted	34,044	29,854

CLARUS CORPORATION
RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT
AND ADJUSTED GROSS MARGIN

	THREE MONTHS ENDED

	September 30, 2021		September 30, 2020
Gross profit as reported	$39,179
Plus impact of inventory fair value adjustment	3,099
Adjusted gross profit	$42,278	Gross profit as reported	$21,669

Gross margin as reported	36.0%

Adjusted gross margin	38.8%	Gross margin as reported	33.6%

	NINE MONTHS ENDED

	September 30, 2021		September 30, 2020
Gross profit as reported	$94,250
Plus impact of inventory fair value adjustment	3,460
Adjusted gross profit	$97,710	Gross profit as reported	$50,817

Gross margin as reported	36.6%

Adjusted gross margin	37.9%	Gross margin as reported	34.3%

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2021	Per Diluted Share	September 30, 2020	Per Diluted Share
Net income	$4,530	$0.13	$1,183	$0.04

Amortization of intangibles	3,577	0.10	753	0.02
Depreciation	1,631	0.05	1,140	0.04
Amortization of debt issuance costs	173	0.00	76	0.00
Stock-based compensation	3,064	0.08	4,204	0.14
Inventory fair value of purchase accounting	3,099	0.09	-	-
Income tax (benefit) expense	(5,950)	(0.16)	589	0.02
Cash paid for income taxes	-	-	(152)	(0.00)

Net income before non-cash items	$10,124	$0.28	$7,793	$0.25

Transaction costs	8,147	0.23	1,440	0.05
State cash taxes on adjustments	(202)	(0.01)	(45)	(0.00)

Adjusted net income before non-cash items	$18,069	$0.50	$9,188	$0.30

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Nine Months Ended
	September 30, 2021	Per Diluted Share	September 30, 2020	Per Diluted Share
Net income (loss)	$12,047	$0.35	$(1,524)	$(0.05)

Amortization of intangibles	5,971	0.18	2,290	0.08
Depreciation	4,336	0.13	3,405	0.11
Amortization of debt issuance costs	335	0.01	230	0.01
Stock-based compensation	6,414	0.19	5,433	0.18
Inventory fair value of purchase accounting	3,460	0.10	-	-
Income tax benefit	(6,161)	(0.18)	(542)	(0.02)
Cash paid for income taxes	(353)	(0.01)	(418)	(0.01)

Net income before non-cash items	$26,049	$0.77	$8,874	$0.30

Transaction costs	9,272	0.27	1,870	0.06
State cash taxes on adjustments	(230)	(0.01)	(58)	(0.00)

Adjusted net income before non-cash items	$35,091	$1.03	$10,686	$0.36

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION
(EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	September 30, 2021	September 30, 2020
Net income	$4,530	$1,183

Income tax (benefit) expense	(5,950)	589
Other, net	(338)	(449)
Interest expense, net	1,476	232

Operating (loss) income	(282)	1,555

Depreciation	1,631	1,140
Amortization of intangibles	3,577	753

EBITDA	4,926	3,448

Transaction costs	8,147	1,440
Inventory fair value of purchase accounting	3,099	-
Stock-based compensation	3,064	4,204

Adjusted EBITDA	$19,236	$9,092

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME (LOSS) TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND
AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Net income (loss)	$12,047	$(1,524)

Income tax benefit	(6,161)	(542)
Other, net	4,263	(324)
Interest expense, net	1,926	800

Operating income (loss)	12,075	(1,590)

Depreciation	4,336	3,405
Amortization of intangibles	5,971	2,290

EBITDA	22,382	4,105

Transaction costs	9,272	1,870
Inventory fair value of purchase accounting	3,460	-
Stock-based compensation	6,414	5,433

Adjusted EBITDA	$41,528	$11,408